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                                                                   EXHIBIT 10.1A
                                AMENDMENT 1997-1
                                  FURON COMPANY
                            1982 STOCK INCENTIVE PLAN



          WHEREAS, Furon Company (the "Company") maintains the Furon Company 1982 Stock Incentive Plan (the "Plan"); and

          WHEREAS, the Company has the right to amend the Plan, and the Company desires to amend the Plan to reflect recent resolutions adopted by the Board of Directors.

          NOW, THEREFORE, the Plan is hereby amended, effective immediately, as follows:

          1. Section 1.1(p) of the Plan is hereby amended in its entirety to read as follows:

                    "(p)      'Event' shall mean any of the following:

                              (i) The dissolution or liquidation of the
                    Corporation;

                              (ii) The merger, consolidation, or other
                    reorganization of the Corporation with or into one or more entities which are not "Subsidiaries" (as defined below in this Section 1.1(p)), as a result of which 50% or less of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former shareholders of the Corporation;

                              (iii) The sale or transfer of substantially all of
                    the Corporation's business and/or assets to a person or entity which is not a Subsidiary (as defined below in this Section 1.1(p)); or






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                              (iv) A Change in Control. A "Change in Control"
                    shall be deemed to have occurred if:

                                        (A) any "person", alone or together with
                              all "affiliates" and "associates" of such person is or becomes (1) an "Acquiring Person" as defined in the Rights Agreement, originally dated as of March 21, 1989, by and between the Corporation and The Bank of New York, successor Rights Agent, or
                              (2) the "beneficial owner" of 20% or more of the outstanding voting securities of the Corporation (the terms "person", "affiliates", "associates" and "beneficial owner" are used as such terms are used in the Securities Exchange Act of 1934 and the General Rules and Regulations thereunder); provided, however, that a "Change in Control" shall not be deemed to have occurred if such "person" is the Corporation, any Subsidiary (as defined below in this Section 1.1(p)) or any employee benefit plan or employee stock plan of the Corporation or of any Subsidiary (as defined below in this Section 1.1(p)), or any trust or other entity organized, established or holding shares of such voting securities by, for or pursuant to, the terms of any such plan; or

                                        (B) individuals who at the beginning of
                              any period of two consecutive calendar years constitute the Board cease for any reason, during such period, to constitute at least a majority thereof,





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                              unless the election, or the nomination for
                              election by the Corporation's shareholders, of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period.


                              For purposes of this Section 1.1(p), 'Subsidiary'
                    shall mean any corporation or other entity of which more than 50% of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation. If the approval of the shareholders of the Corporation for any of the occurrences set forth in subsections (i) through (iv) is obtained prior to such occurrence, then such shareholder approval shall constitute the Event."